Exhibit 99.1

OSI Systems Reports Fourth Quarter and Fiscal Year 2014 Financial Results

  Record Q4 Revenue of $260 million (14% increase over prior year)
  Record Q4 Earnings per Diluted Share
    GAAP EPS of $1.07 (84% increase over prior year)
    Non-GAAP EPS of $1.19 (17% increase over prior year)
  FY 2015 Revenue Guidance of $960 million - $985 million
  FY 2015 Non-GAAP Diluted EPS of $3.50 - $3.75 (12% - 20% growth)

HAWTHORNE, Calif.--(BUSINESS WIRE)--August 25, 2014--OSI Systems, Inc. (NASDAQ: OSIS) today announced financial results for its fourth quarter and fiscal year ended June 30, 2014.

Deepak Chopra, OSI Systems President and CEO, stated, “We are pleased to report record results for our fourth quarter. Led by our Security Division, we reported a 14% increase in sales with strong bookings highlighted by a significant Foreign Military Sales (FMS) contract from the U.S. Department of Defense. Our substantial backlog and pipeline of opportunities place us in a solid position heading into our new fiscal year.”

The Company reported revenues of $260 million for the fourth quarter of fiscal 2014, an increase of 14% from the $228 million reported for the fourth quarter of fiscal 2013. Net income for the fourth quarter of fiscal 2014 was $22.1 million, or $1.07 per diluted share, compared to net income of $11.8 million, or $0.58 per diluted share, for the fourth quarter of fiscal 2013. Excluding the impact of impairment, restructuring and other charges and the impact of tax elections discussed below, net income for the fourth quarter of fiscal 2014 would have been $24.5 million, or $1.19 per diluted share, compared to net income of $20.9 million, or $1.02 per diluted share, for the fourth quarter of fiscal 2013. Adjusted EBITDA for the fourth quarter of fiscal 2014 was $51.1 million, an increase of 17% from $43.8 million for the fourth quarter of fiscal 2013.

For the fiscal year ended June 30, 2014, the Company reported revenues of $907 million, a 13% increase from the $802 million reported for fiscal 2013. Net income for fiscal 2014 was $47.9 million, or $2.33 per diluted share, compared to net income of $44.1 million, or $2.15 per diluted share, in fiscal 2013. Excluding the impact of impairment, restructuring and other charges and the impact of tax elections discussed below, net income for fiscal 2014 would have been $64.3 million, or $3.13 per diluted share, compared to net income of $56.8 million, or $2.76 per diluted share, for fiscal 2013. Adjusted EBITDA for fiscal 2014 was $164.6 million, an increase of 30% from $126.4 million for fiscal 2013.

As of June 30, 2014, the Company’s backlog was approximately $0.8 billion, which was comparable to the backlog as of March 31, 2014. During fiscal 2014, the Company generated cash flow from operations of $129.2 million and capital expenditures were $54.6 million.

Mr. Chopra continued, “During the fourth quarter, our Security Division’s sales growth was outstanding, increasing 45% over the prior year period. This strength was seen across multiple sales channels and product lines. With a record non-turnkey backlog, we believe we are well positioned for continued growth in this division.”

Mr. Chopra further commented, “Our Healthcare Division finished a challenging year with a disappointing fourth quarter as revenues decreased 15% from the prior year period primarily due to uncertainties in the capital spending environment among North American hospitals. Despite this setback, we are optimistic that our expanded product offering and an anticipated rebound in the North American market will lead to a return to revenue growth.”

Mr. Chopra concluded, “Our Optoelectronics and Manufacturing Division had essentially a flat fourth fiscal quarter in terms of revenues but delivered lower profitability due primarily to an unfavorable product sales mix. This division, however, continues to expand its customer base across several industries with OEMs that need a global manufacturing footprint. As we enter fiscal 2015, we will continue to look for ways to increase productivity and efficiencies and improve the operating margin of our Optoelectronics and Manufacturing Division.”

During the third quarter of fiscal 2014, the Company made certain tax elections related to the turnkey program in Mexico to accelerate depreciation and realize cash tax savings of approximately $21 million. In doing so, the Company forfeited tax basis in certain fixed assets that resulted in a charge to income tax of $7.6 million. The Company made a similar election during the fourth quarter of fiscal 2013 that resulted in a charge to income tax of $6.8 million. These elections resulted in an effective tax rate of 36.9% and 36.4% for fiscal years 2014 and 2013, respectively, and 25.4% and 52.7% for the fourth quarters of fiscal 2014 and 2013, respectively. Had these elections not been made, the effective tax rate would have been 26.8% and 26.6% for fiscal 2014 and 2013, respectively, and 25.4% for each of the fourth quarters of fiscal 2014 and 2013. Such tax election is no longer available under Mexican tax law beginning January 1, 2014.

Company Outlook – Guidance for Fiscal 2015

The Company announced that it anticipates fiscal 2015 sales to be between $960 million and $985 million. In addition, the Company anticipates approximately 12% - 20% growth in earnings per diluted share to $3.50 to $3.75, excluding the impact of impairment, restructuring and other charges, and the impact of certain tax elections.

Presentation of a Non-GAAP Financial Measure; Non-GAAP Figures

This earnings release includes a presentation of Adjusted EBITDA , a non-GAAP financial measure for the Company reported by the Company for the first time in fiscal 2014. Adjusted EBITDA is presented as a supplemental measure of the Company's financial performance that we believe is useful to investors because the excluded items may vary significantly in timing or amounts and may obscure trends useful in evaluating and comparing the Company's operating activities across reporting periods. The introduction of this measure coincided with the Company’s shift to increased levels of capital-intensive turnkey screening services and the accompanying increased depreciation. Adjusted EBITDA is defined as net income, plus net interest expense, provision for income taxes and depreciation and amortization, as further adjusted to eliminate the impact of stock-based compensation, and impairment, restructuring and other charges. Not all companies use identical calculations and, accordingly, the Company's presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Adjusted EBITDA is not a recognized term under accounting principles generally accepted in the United States and does not purport to be a substitute for net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. In addition, the Company uses Adjusted EBITDA to evaluate the effectiveness of the Company's business strategies and because the Company's credit agreement uses measures similar to Adjusted EBITDA to measure compliance with certain covenants.

Discussion of adjustments to arrive at non-GAAP net income and diluted earnings per share figures and Adjusted EBITDA for the three-month periods and fiscal years ended June 30, 2014 and 2013 is provided to allow for the comparison of underlying earnings, net of impairment, restructuring and other charges and their related tax benefit and the impact from certain tax elections related to the turnkey program in Mexico. We believe that providing these non-GAAP figures provides additional insight into the ongoing operations of the Company. Non-GAAP financial measures should not be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. We also believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s results primarily because they exclude amounts that we do not view as reflective of ongoing operating results when planning and forecasting and when assessing the performance of the business. We believe that our non-GAAP financial measures also facilitate the comparison of results for current periods and guidance for future periods with results for past periods.

Reconciliations of GAAP to non-GAAP net income and diluted earnings per share and net income to Adjusted EBITDA are in the accompanying tables.

Conference Call Information

OSI Systems, Inc. will host a conference call and simultaneous webcast over the Internet beginning at 9:00am PT (12:00pm ET) today to discuss its results for the fiscal fourth quarter and the full 2014 fiscal year. To listen, please visit the Investor Relations section of the OSI Systems website, http://investors.osi-systems.com/index.cfm, and follow the link that will be posted on the front page. A replay of the webcast will be available shortly after the conclusion of the conference call until 11:59pm PT on September 8, 2014. The replay can either be accessed through the Company’s website, www.osi-systems.com, or via telephonic replay by calling 1-888-286-8010 and entering the conference call identification number ‘97440047’ when prompted for the replay code.

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications. The Company sells its products and provides related services in diversified markets, including homeland security, healthcare, defense and aerospace. The Company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities in more than a dozen countries. The Company implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems, Inc. or any of its subsidiary companies, visit www.osi-systems.com. News Filter: OSIS-E

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to the Company’s current expectations, beliefs, projections and similar expressions concerning matters that are not historical facts and are not guarantees of future performance. Forward-looking statements involve uncertainties, risks, assumptions and contingencies, many of which are outside the Company’s control and which may cause actual results to differ materially from those described in or implied by any forward-looking statement. Such statements include, but are not limited to, information provided regarding expected revenues, earnings and growth in fiscal 2015, future growth in the Company’s Security Division, and the development and launch of new products in the Company’s Healthcare Division. In addition, the Company could be exposed to a variety of negative consequences as a result of delays related to the award of domestic and international contracts; delays in customer programs; unanticipated impacts of sequestration and other provisions of the Budget Control Act of 2011 as modified by the Bipartisan Budget Act of 2013; changes in domestic and foreign government spending, budgetary, procurement and trade policies adverse to the Company’s businesses; market acceptance of the Company’s new and existing technologies, products and services; the Company’s ability to win new business and convert any orders received to sales within the fiscal year in accordance with the Company’s annual operating plan; one or more enforcement actions in respect of any noncompliance with laws and regulations including export control and environmental regulations and the matters that are the subject of some or all of the Company’s ongoing investigations and compliance reviews, including contract and regulatory compliance matters with the U.S. Government, and such actions, if brought, resulting in judgments, settlements, fines, injunctions, debarment or penalties, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in the Company’s Securities and Exchange Commission filings, which could have a material and adverse impact on the Company's business, financial condition and results of operations. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013 and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. All forward-looking statements are based on currently available information and speak only as of the date on which they are made. The Company assumes no obligation to update any forward-looking statement made in this press release that becomes untrue because of subsequent events, new information or otherwise, except to the extent it is required to do so in connection with its ongoing requirements under federal securities laws.

OSI SYSTEMS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2013	2014	2013	2014
	(unaudited)
Revenue	$227,895	$260,104	$802,047	$906,742
Cost of goods sold	140,750	174,496	511,621	601,742
Gross profit	87,145	85,608	290,426	305,000
Operating expenses:
Selling, general and administrative	45,255	39,700	159,761	166,869
Research and development	12,680	12,018	48,240	44,792
Impairment, restructuring and other charges	2,978	3,119	7,987	12,044
Total operating expenses	60,913	54,837	215,988	223,705
Income from operations	26,232	30,771	74,438	81,295
Interest expense and other income, net	1,200	1,097	5,024	5,440
Income before income taxes	25,032	29,674	69,414	75,855
Provision for income taxes	13,185	7,548	25,279	27,961
Net income	$11,847	$22,126	$44,135	$47,894

Diluted income per share	$0.58	$1.07	$2.15	$2.33
Weighted average shares outstanding – diluted	20,521	20,601	20,568	20,587

CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2013	June 30, 2014
Assets
Cash and cash equivalents	$34,697	$38,831
Accounts receivable, net	206,817	185,773
Inventories	206,213	234,138
Other current assets	95,397	120,488
Total current assets	543,124	579,230
Non-current assets	409,615	444,956
Total Assets	$952,739	$1,024,186

Liabilities and Stockholders' Equity
Bank lines of credit	$59,000	$24,000
Current portion of long-term debt	1,797	2,819
Accounts payable and accrued expenses	133,717	130,437
Deferred revenues	18,131	60,677
Other current liabilities	85,594	92,046
Total current liabilities	298,239	309,979
Long-term debt	10,673	10,436
Advances from customers	75,000	50,000
Deferred income taxes	46,365	73,161
Other long-term liabilities	44,011	48,397
Total liabilities	474,288	491,973
Total stockholders’ equity	478,451	532,213
Total Liabilities and Stockholders’ Equity	$952,739	$1,024,186

SEGMENT INFORMATION
(in thousands)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2013	2014	2013	2014
Revenues – by Segment:	(unaudited)
Security Group	$97,545	$141,691	$372,164	$440,439
Healthcare Group	72,279	61,232	231,331	222,313
Optoelectronics and Manufacturing Group, including intersegment revenues	69,915	70,496	239,100	284,496
Intersegment revenues elimination	(11,844)	(13,315)	(40,548)	(40,506)
Total	$227,895	$260,104	$802,047	$906,742

Operating income (loss) – by Segment:
Security Division (1)	$14,497	$18,517	$43,748	$59,501
Healthcare Division (2)	10,835	7,183	25,224	18,495
Optoelectronics and Manufacturing Division (3)	4,652	4,363	18,213	14,663
Corporate (4)	(4,298)	391	(14,002)	(11,497)
Eliminations	546	317	1,255	133
Total	$26,232	$30,771	$74,438	$81,295

(1)

Includes impairment, restructuring and other charges of $0.7 million and $1.6 million for the three months ended June 30, 2013 and 2014, respectively, and $5.0 million and $6.7 million for the fiscal years ended June 30, 2013 and 2014, respectively.

(2)	Includes restructuring and other charges of $2.3 million for the three months ended June 30, 2013 and $2.4 million and $2.0 million for the fiscal years ended June 30, 2013 and 2014, respectively.

(3)	Includes restructuring and other charges of $0.6 million and $1.4 million for the fiscal years ended June 30, 2013 and 2014, respectively.

(4)	Includes restructuring and other charges of $1.6 million and $1.9 million for the three months and fiscal year ended June 30, 2014, respectively.

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME AND EARNINGS PER SHARE (in thousands, except earnings per share data)

	Three Months Ended June 30,				Fiscal Year Ended June 30,
	2013		2014		2013		2014
	Net income	EPS	Net income	EPS	Net income	EPS	Net income	EPS

GAAP basis	$11,847	$0.58	$22,126	$1.07	$44,135	$2.15	$47,894	$2.33

Impairment, restructuring and other charges, net of tax	2,220	0.11	2,326	0.12	5,862	0.28	8,817	0.43

Impact from election to accelerate depreciation for tax purposes, net of tax	6,815	0.33	--	--	6,815	0.33	7,638	0.37
Non-GAAP basis	$20,882	$1.02	$24,452	$1.19	$56,812	$2.76	$64,349	$3.13

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA (in thousands) (unaudited)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2013	2014	2013	2014

Net income	$11,847	$22,126	44,135	47,894

Interest expense, net	1,200	1,097	5,024	5,440
Provision for income taxes	13,185	7,548	25,279	27,961
Depreciation and amortization	9,634	14,215	27,507	54,239

EBITDA	35,866	44,986	101,945	135,534

Stock-based compensation	4,964	3,009	16,446	16,983
Impairment, restructuring and other charges	2,978	3,119	7,987	12,044

Adjusted EBITDA	$43,808	$51,114	$126,378	$164,561

CONTACT:
OSI Systems, Inc.
Ajay Vashishat
Vice President, Business Development
310-349-2237
avashishat@osi-systems.com